Exhibit 10.2

10 June 2026

Ryan Yost

-- By email --

OFFER OF EMPLOYMENT – Division President, Global Flexible Packaging Solutions (GFPS)

Dear Ryan,

On behalf of Amcor plc and its subsidiaries including Berry Global Group, Inc. (“Berry”) (collectively “Amcor”) I am delighted to confirm your appointment to the above role pursuant to the terms and conditions of this employment offer letter agreement (this “Agreement”).

Position: You will be employed by Amcor Flexibles North America (“Amcor”) as Division President, Global Flexible Packaging Solutions (GFPS), reporting to me and be based in Deerfield, IL, effective from 15 June 2026 (the “appointment date”).

Salary: Your base salary will be $1,000,000 annually, which will be paid in bi-weekly increments. Your salary will be reviewed annually on a date selected by Amcor. Salaries are adjusted at Amcor’s sole discretion to take into account company performance, your individual performance, and market and industry conditions. Amcor is not obliged to increase your salary as a result of any review.

Management Incentive Plan (MIP): Starting on the appointment date, you will be eligible to participate in an annual cash bonus plan (as may be in effect from time to time, the “MIP”), pursuant to which you will be eligible to earn an annual cash bonus (the “Annual Bonus”), with a target Annual Bonus opportunity equal to 100% of your base salary, and with the actual Annual Bonus ranging from 0% to 200% based on performance targets as determined by Amcor in its sole discretion. Under the terms of the MIP as currently in effect, any payment of Annual Bonus is subject to you being employed with Amcor on the date of payment as well as you not having received or given notice of termination of your employment and remaining in good standing as of such date. The terms of the MIP are described in the relevant governing documents and may be modified by Amcor from time to time in its sole discretion. Your participation for fiscal year 2026 will be pro-rated based on your appointment date.

Long-Term Incentive Plan (LTIP):

•	Annual LTIP Grant: Commencing with fiscal year 2027 (starting July 1, 2026), you will be eligible to participate in a long-term incentive plan (as may be in effect from time to time, the “LTIP”), pursuant to which you will be eligible to receive an award annually consisting of Performance Shares (“PSUs”), Restricted Stock Units (“RSUs”) and/or Stock Options (with the instruments used and their mix to be determined by Amcor, at its discretion) in Amcor plc (collectively, the “Annual Award”). The Award will be made with respect to a number of shares of Amcor plc based on a grant date fair value, as determined by Amcor, currently targeted at 300% of your base salary.

•	Special LTIP grant: You will be provided a special one-off LTIP grant consisting of PSUs and Stock Options (with the instruments used and their mix to be determined by Amcor, at its discretion) in Amcor plc (collectively, the “Flex-up Award”). The Flex-up Award will be made with respect to a number of shares of Amcor plc based on a grant date fair value, as determined by Amcor, currently targeted at 195% of your base salary.

Vesting of the Annual Award and Flex-up Award are subject to your continued employment with Amcor as well as you not having received or given notice of termination of your employment and remaining in good standing as of the applicable vesting date. For the avoidance of doubt, the terms and conditions of all awards granted under the LTIP will be set forth in the applicable governing documents and grant agreement (each to be separately provided to you), and will be governed entirely by those documents, and any award hereunder shall be subject to the ultimate approval of Amcor’s plc Board of Directors.

Senior Executive Retention Share Plan (SERSP) grant: On the appointment date, you will be provided a special grant of RSUs under the SERSP with a grant fair value of $1,600,000 of which 50% will vest one (1) year from the appointment date, and the remaining 50% will vest two (2) years from the appointment date.

Special Payment: You will be provided with a one-off cash payment of $175,000 payable in March 2027.

Benefits: You will be eligible to participate in the US benefit plans as may be in effect from time to time, subject to the terms and conditions of the applicable plans, details of which will be provided to you separately. For the avoidance of doubt, Amcor has the right, in its sole discretion, to amend, alter and/or discontinue any US benefit plans at any time.

Vacation: You will be eligible for 20 days' vacation per year.

Holidays: You will observe and be paid for holidays recognized at your primary work location.

Relocation: You will be provided support to relocate to Deerfield, IL per the AFNA Executive Relocation Policy (details to be provided separately).

Tax Matters, Withholding: Unless otherwise noted, all forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Minimum shareholding policy: You will be required to retain any shares delivered from Amcor’s equity incentive programs to build and maintain a holding of Amcor shares equivalent to three (3) times your base salary over a period of 5 years from the appointment date.

Compliance with policies: As a condition of your employment, Amcor expects you to comply with all standards, policies and procedures (as amended from time to time) including, but not limited to, anti-bribery and corruption, behavioral standards and governance, competition compliance, code of conduct and ethics, health and safety, use of confidential information, intellectual property, share trading, privacy and other policies. These policies will be made available to you through the intranet.

Restrictive Covenants: As a condition of your employment and participation in various incentive plans, you will be asked to sign the Employee Confidentiality, Loyalty, Non-Compete and Invention Agreement attached hereto (the “Restrictive Covenants Agreement”).

Termination: You may terminate your employment by giving not less than 6 months’ written notice, unless Amcor agrees to accept a shorter period of notice (although no payment will be made to you on account of any period waived).

Amcor may terminate your employment at any time, with or without notice or Cause (as defined below). However, in the event your employment is terminated by Amcor, other than (i) for Cause, (ii) following your permanent disability or (iii) following your death, you will be eligible to participate in Amcor’s Severance Plan and be eligible to receive a severance payment equivalent to 12 months’ base salary. Such payment is also made in satisfaction of any statutory notice payments that Amcor may be required to make. Any severance will be payable in monthly instalments (Amcor may, at is discretion, pay as a lump sum in lieu of instalments) subject to your execution of a general release and such other documents as the company may reasonably request and your compliance with the terms of this offer letter and any obligations under Amcor’s Severance Plan.

For purposes of this Agreement, “Cause” means any of the following: (i) your serious or persistent failure to perform the essential duties of your position; (ii) your breach of any non-competition agreement, non-solicitation agreement, confidentiality agreement or any other agreement entered into by you with, or for the benefit of, any member of the Company Group (as defined below); (iii) your refusal to abide by or comply with the corporate policies or procedures of Amcor and/or Amcor plc; (iv) your willful dishonesty or misconduct with respect to the business and/or affairs of Amcor; or (v) your indictment for, conviction of, or a plea of no contest to, a felony or any other crime involving moral turpitude brought against you, which in the reasonable judgment of Amcor impairs your ability to perform the duties of your position and/or brings Amcor into disrepute.

For purposes of this Agreement, “Company Group” means Amcor and its direct or indirect parent corporations and any of their respective subsidiaries and affiliates (including Berry).

Section 409A: The intent of the parties hereto is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted by law, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall Amcor be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (B) the date of your death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

For purposes of Section 409A, your right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Amcor.

Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

Assignment: You will not assign any rights, or delegate or subcontract any obligations, under this Agreement. Amcor may freely assign this Agreement and their rights and obligations under this Agreement at any time to any parent, affiliate or successor or purchaser of assets without your consent.

Entire Agreement; Amendment: Except as specifically contemplated herein, this Agreement (together with the Restrictive Covenants Agreement and any other attachments hereto) constitutes the entire agreement by you and Amcor with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between you and any member of the Company Group with respect to the subject matter hereof, whether written or oral (including, without limitation, any prior offer letter, employment agreement or similar contract); provided, that, this Agreement does not supersede any prior agreement or promise between you and any member of the Company Group regarding confidentiality, non-competition, non-disclosure, non- solicitation, non-disparagement or intellectual property, and any and all such agreements and promises shall remain in full force and effect. Amcor may amend, modify, or terminate this Agreement for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would materially adversely affect your rights under this Agreement shall be made without your consent.

Counterparts: This Agreement may be executed in counterparts. Each part will be deemed an original and be fully binding and legally operative on the signing party. A copy, facsimile, and/or electronic copy of either party’s signature shall have the same meaning and effect as an original signature.

Please complete the offer acknowledgement and acceptance below and return it along with a signed copy of the attached Employee Confidentiality Agreement to me within three (3) business days following the date of this Agreement.

Yours sincerely,

/s/ Peter Konieczny
Peter Konieczny

Chief Executive Officer

For and on behalf of Amcor

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OFFER ACKNOWLEDGEMENT AND ACCEPTANCE

I, Ryan Yost, hereby acknowledge receipt of this Agreement (including the Restrictive Covenants Agreement and any other attachments referenced therein) and accept the position of Division President, Global Flexible Packaging Solutions (GFPS) with Amcor. By signing this Agreement below, I accept this offer of employment from Amcor, on the terms and subject to the conditions set forth in this Agreement.

/s/ Ryan Yost	10 June 2026
Signature	Date

ATTACHMENT 1

EMPLOYEE CONFIDENTIALITY, LOYALTY, NON- COMPETE AND INVENTION AGREEMENT

I understand that this Agreement covers a number of matters of vital importance to Amcor plc (“Amcor”) and its parent, subsidiaries, and affiliates (all of which, together with Amcor, are referred to as the “Company”), enabling it to protect its competitive interests and also the interests of all employees of the Company. I also understand that my employment, access to confidential information, continued and future employment and compensation, and consideration for future increases in compensation are dependent on my agreement to the terms and conditions set forth below. Accordingly, I agree as follows:

1.	Confidentiality. Subject to Sections 1(a) and 1(b) below, I agree that during my employment or engagement by the Company and after my employment or engagement terminates with the Company for any reason, to the fullest extent permitted by applicable law, I will not disclose to any person or entity or to the public, and I will not use for my own personal benefit or the benefit of anyone else, including but not limited to a competitor or customer of the Company, any of the following information that I become aware of during my employment or engagement by the Company, which is hereafter referred to as “Confidential or Protected Information”: (a) confidential, proprietary, or trade secret information of the Company, including but not limited to all information which is related in any fashion to the Company’s business, operations, finances, products, machinery and equipment, suppliers, customers, manufacturing processes and technology, research, development, prototype or developmental bottle and/or preform samples, engineering, marketing or sales; (b) other information related in any fashion to the Company where such information is of significant value to the Company, or is regarded by the Company as confidential, or where the law protects such information from disclosure; and (c) confidential, proprietary or trade secret information of another person or entity provided to the Company. I understand that this description of “Confidential or Protected Information” includes all such information in any and all forms, whether written, oral or electronic, or on a computer, tape, disk or in any other form, and includes all originals, copies, portions, and summaries of all such information. I also agree not to use or disclose any confidential information of any of my prior employers for the benefit of the Company and to continue to abide by all confidentiality agreements I may have with my prior employers. I further agree not to bring onto the Company’s premises, or electronically transmit, any documents incorporating confidential information of any prior employer.

a.	In accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, or any other agreement or policy shall prevent me from, or expose me to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing any Company trade secrets or other Confidential or Protected Information (except information protected by any attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, or (ii) disclosing the Company’s trade secrets in a filing in connection with a legal claim, provided that the filing is made under seal.

b.	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, without advance notice to the Company, (A) prevents me from (i) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful or impedes me from participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General (collectively, “Governmental Authority”), or (ii) reporting possible violations of applicable law or regulation to any Governmental Authority, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, or (B) requires me to provide notification that I have made such reports or disclosures. Nothing in this Agreement prevents me from exercising rights under Section 7 of the National Labor Relations Act (NLRA) to engage in joint activity with other employees. For the avoidance of doubt, nothing contained in this Agreement limits, restricts or in any way affects any party’s right to (i) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity or (ii) speak with law enforcement, the state division of human rights, the attorney general, a local commission on human rights, or an attorney retained by me.

ATTACHMENT 1

2.	Company Property. I agree not to remove from the Company’s premises, or electronically transmit, any Company property, including but not limited to documents, records, or materials containing any Confidential or Protected Information. Upon termination of my employment with the Company for any reason (or sooner upon request), I will return to the Company all Company property in my possession, custody, or control. Company property includes, but is not limited to, my work product and the work product of other Company employees as well as all documents, records, and materials (whether originals, copies, portions, or summaries) containing any Confidential or Protected Information. I understand that the only exceptions to these prohibitions are: (a) when necessary for me to faithfully perform my duties as an employee of Amcor or for other Company employees to faithfully perform their duties for the Company; and (b) with the express, prior written authorization of Amcor’s General Counsel.

3.	Inventions. I agree to communicate at once to Amcor, all inventions, ideas and improvements (including those in the formative stages) which I conceive, make or discover (whether alone or in conjunction with others) during the period of my employment by the Company that may relate in any way to the business, processes, manufacturing operations, products, research, product development, engineering, machinery or plans of the Company (hereafter referred to as “Inventions”). Such Inventions shall be the exclusive property of Amcor without any obligation on the part of Amcor or the Company to make any payment to me in addition to my regular salary or wages. I will, at the request of the Company either during or after termination of my employment, execute patent and copyright applications, powers of attorney, and assignments relating to such Inventions and will take all such other actions as Amcor or the Company may reasonably request to maintain and protect them. The Company will pay all costs and charges incurred in protecting such inventions and improvements if it desires to protect them. I understand that this paragraph does not require the assignment of any invention which meets all of the following conditions: (i) no equipment, supplies, facilities or Confidential or Protected Information of the Company was used in its development; (ii) it was developed entirely on my own time; (iii) it does not relate to the Company’s business or to the Company’s actual or clearly anticipated research and development programs; and (iv) it does not result from any work performed by me for the Company. I understand that I am obligated to disclose to Amcor before commencing my employment and upon signing this Agreement, any inventions that I made prior to my employment by the Company and that were not assigned to my prior employer. I will disclose to Amcor promptly, and in any event prior to any publication, any publishable articles or public presentations that I write or prepare during my employment or that relate to Inventions that I made during my employment. I may not publish such articles or give such presentations without the prior written approval of Amcor’s General Counsel. The Company shall have the exclusive copyright to any such articles and presentations, unless a third party in receipt of my article or presentation requires its own exclusive copyright, in which case the Company must give its consent to such publication.

4.	Non-Solicitation and Non-Competition. (a) I agree that during my employment or engagement with the Company, I will communicate with the Company’s customers and suppliers only for the benefit of the Company and not for my own personal benefit or the benefit of any other person or entity. I further agree that during my employment or engagement with the Company and for a period of twelve (12) months thereafter (the “Restricted Period”), I will not directly or indirectly: (i) solicit, accept or help others to accept, the packaging business of any customer of the Company that I or any of my direct reports solicited, serviced, or were assigned to or responsible for, during the three years preceding the termination of my employment or engagement with the Company for any reason or otherwise possess Confidential or Protected Information about (a “Restricted Customer”); (ii) induce or seek to influence any Restricted Customer or supplier of the Company to discontinue, modify, or reduce its business relationship with the Company; (iii) assist or cause any person or entity to engage in any of the above actions. (b) I also agree that during the Restricted Period, I will not directly or indirectly: (i) solicit or contact any of the Company’s employees or individual service providers for the purpose of employing or engaging them or causing them to leave the employ or engagement of the Company or to become employed by another person or entity; (ii) employ or engage any employee or individual service provider of the Company or; or (iii) become employed by, consult with or render services to: (a) any business entity that develops, produces or sells packaging, or has plans to do so within such twelve (12) month period, in any state, locality, municipality, country or other jurisdiction in which the Company develops, produces or sells flexible or rigid packaging, when such position involves any similar responsibilities to any position I occupied at the Company or where it is likely that I will use or disclose Confidential or Protected Information in such position, or (b) any Restricted Customer. For purposes of this Section 4, reference to the “Company” shall mean Amcor and its subsidiaries.

ATTACHMENT 1

5.	Injunction. I acknowledge that any breach of any of the provisions of this Agreement would cause irreparable harm to the Company. Accordingly, in the event of such a breach or threatened breach, the Company shall be entitled to a temporary restraining order and other forms of injunctive and equitable relief from a court of law without the requirement of posting a bond or other security or proving monetary damages, in court in addition to any other rights and remedies, including compensatory and punitive damages.

6.	Jurisdiction; forum selection; choice of laws. In any judicial proceeding for a breach or threatened breach of this agreement, I consent to the jurisdiction of the state and federal courts in Illinois, agree not to commence an action relating to this agreement other than in Illinois or in any other location or country, agree not to seek to move or transfer a judicial proceeding brought by Amcor or the Company to a different court, waive my right to trial by jury (to the fullest extent permitted by applicable law), and agree that service of legal process and other legal papers by ordinary mail or overnight express courier to my residence or work address shall be good and sufficient service. I also agree that the validity, interpretation, construction, performance, and enforcement of this agreement will be governed solely by the internal laws of Illinois and not by the laws of any other state, territory, province, or country.

7.	No Conflicting Obligations. I represent that I am not a party to any agreements that conflict with the rights of the Company under this Agreement. I will advise the Company of any such agreement with a prior employer before I commence employment with the Company or, if I have already commenced employment, before I sign this Agreement. I agree to abide by and honor any such agreement with a prior employer to the full extent such agreement is enforceable.

8.	Cooperation. I acknowledge and agree that during my employment with the Company and thereafter, I shall provide reasonable and timely cooperation in connection with (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding that relates to events occurring during my employment with the Company or about which the Company otherwise believes I may have relevant information; (b) the transitioning of my role and responsibilities to other personnel; and (c) the provision of information in response to the Company’s requests and inquiries in connection with my separation. The Company agrees that it will make reasonable efforts to accommodate my personal and professional schedule and commitments in requesting assistance under this provision. I understand that if my cooperation is requested in accordance with this provision after my termination of employment with the Company, I will be reimbursed solely for reasonable travel expenses and other out-of-pocket expenses, in accordance with Company policies in effect from time to time, subject to submission of applicable receipts and approval by the Company.

ATTACHMENT 1

9.	Miscellaneous Provisions. The provisions of this Agreement shall survive the termination of my employment and govern my conduct and actions after my employment with the Company has terminated for any reason. If any provision of this Agreement is declared by a court to be invalid or unreasonable, I agree that the court should interpret or modify the provision in a manner that affords the Company the most protection allowed by law. If any provision of this Agreement is declared by a court to be void, illegal or invalid for any other reason, such provision shall be severed from this Agreement and the remaining provisions shall remain in full force and effect. If I become employed by any subsidiary or affiliate of Amcor or by its parent corporation or any of the subsidiaries or affiliates of Amcor’s parent, or if I become employed by a successor of Amcor’s business, I agree that this Agreement shall be binding upon me in all respects and that the new employer’s name shall be substituted for Amcor or the Company throughout this Agreement, unless I execute a new agreement with such new employer which specifically amends, terminates or supersedes this Agreement. This Agreement may not be modified, waived, or terminated unless such modification, waiver, or termination is agreed to in a writing signed by me and an authorized representative of the Company. The failure of the Company to enforce any provision of this Agreement or to act promptly after a breach shall not be deemed a waiver of any of Amcor’s or the Company’s rights. This Agreement is for the benefit of and is binding upon Amcor’s and the Company’s agents, successors and assigns, as well as my heirs, executors, representatives, and agents. This is the entire agreement of the parties and supersedes all prior and contemporaneous agreements, understandings, and representations of the parties pertaining to the subject matter set forth in this Agreement; provided, that, to the extent I am bound by any other restrictive covenants with the Company, such other restrictive covenants shall be in addition to, and not in lieu of, or limit or be limited by, the restrictive covenants contained herein. The titles of each section of this Agreement are for the convenience of the parties only and are not part of the Agreement. The provisions of this Agreement are in addition to my duties of loyalty imposed by law.

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read this Agreement and I acknowledge, understand, and agree to all of the terms, conditions, and representations made therein.

I further acknowledge that (i) I have received good, valuable and adequate consideration in exchange for the covenants contained in this Agreement including (as applicable), without limitation, a sufficient period of employment, professional benefits, financial benefits (including equity opportunity), significant access to Confidential or Protected Information, and training, (ii) I fully understand the provisions of this Agreement and I am entering into this Agreement knowingly, freely and voluntarily, (iii) the Company has advised me in writing to consult with an attorney or legal counsel prior to signing this Agreement and agreeing to the covenants in this Agreement, and (iv) I have been given fourteen (14) days from the date of my receipt of this Agreement to consider the terms of this Agreement, although I may sign it at any time sooner.

Ryan Yost

/s/ Ryan Yost	10 June 2026
Signature	Date

ATTACHMENT 2

EMPLOYEE RELOCATION AGREEMENT

I, Ryan Yost, have been provided with a copy of Amcor plc., and affiliates, subsidiaries, and parent company’s Relocation Policy and related documentation. I have read the documentation and understand my benefits and responsibilities under such policy. I understand that pursuant to the terms of the Repayment Agreement section of the policy, I may be required to reimburse Amcor for its expenditures related to my relocation if I voluntarily or involuntarily terminate my employment with Amcor within two (2) years of my final move date or start date as Division President, Global Flexible Packaging Solutions (GFPS), whichever occurs later.

Any repayment required under this Agreement will be due and payable to Amcor within thirty (30) days of terminating employment. To the extent allowed by applicable law, Amcor reserves the right to deduct any sums due and owing to Amcor from my final paycheck(s), including, without limitation, salary, commissions, bonuses, vacation or other paid leave, severance or separation pay, and expense reimbursements, up to the full amount owed. If such deduction does not fully satisfy the amount of reimbursement due, I agree to repay the remaining balance to Amcor via check.

Repayment Schedule:

•	1-12 months: 100% cost to be re-paid
•	13-24 months: 50% cost to be re-paid

ACCEPTANCE

I understand that this agreement does not act in any way shape or form as a binding employment agreement/contract and does not alter my employment at will status. In consideration thereof, I hereby request that I be covered by the Amcor’s Relocation Policy and that its terms and conditions be binding upon me.

/s/ Ryan Yost	10 June 2026
Signature	Date